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                                                                       EXHIBIT 9



October 2, 2007


Division of Investment Management
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Madam/Sir:

Referring to this Registration Statement on behalf of Variable Separate Account (the "Separate Account") and the Registration Statement on Form N-4/A filed October 3, 2007 (the "Registration Statements") on behalf of the Separate Account and having examined and being familiar with the Articles of Incorporation and By-Laws of AIG SunAmerica Life Assurance Company ("AIG SunAmerica Life"), the applicable resolutions relating to the Separate Account and other pertinent records and documents, I am of the opinion that:

     1) AIG SunAmerica Life is a duly organized and existing stock life insurance company under the laws of the State of Arizona;

     2) the Separate Account is a duly organized and existing separate account of AIG SunAmerica Life;

     3) the annuity contracts being registered by the Registration Statements will, upon sale thereof, be legally issued, fully paid and nonassessable, and, to the extent that they are construed to constitute debt securities, will be binding obligations of AIG SunAmerica Life, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

I am licensed to practice only in the State of California, and the foregoing opinions are limited to the laws of the State of California, the general opinions are limited to the laws of the State of California, the general corporate law of the State of Arizona and federal law. I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statements on Form N-4/A of the Separate Account.

Very truly yours,

/s/ Mallary L. Reznik

Mallary L. Reznik
Senior Vice President and General Counsel